==========================================================================

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
 (Date of earliest event reported)
July 11, 2008

PACIFIC COPPER CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	000-52495	98-0504006
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

3430 E. Sunrise Dr. Suite 160
Tucson, AZ 85718
(Address of principal executive offices and Zip Code)

520-989-0032
Toll Free (877) 306-7979
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

==========================================================================

ITEM 7.01	REGULATION FD DISCLOSURES

Pacific Copper Corp through its Chilean subsidiary, has executed a Letter of Intent (“LOI”) with a single vendor to acquire a 100% interest in the Venado oxide copper project located 45 km northeast of the city of Copiapo, Atacama Region III, Chile, and a 100% interest in the El Corral oxide-chalcocite copper property located 110 km southeast of Copiapo, Chile and in Atacama Region III.

The vendor of the Vendao Property will receive 2 million shares of the Company at closing in exchange for this property, along with a 2% Net Smelter Return (“NSR”) royalty capped at US$6 million, 1% of which can be repurchased prior to commercial production for the sum of US$2 million.

The vendor of the El Corral Property will receive 2 million shares of Pacific Copper Corp at closing in exchange for El Corral, and a 2% NSR royalty subject to the same repurchase terms as above.

The Company anticipates that both El Corral and Venado, subject to confirmation of resources, a mine plan and feasibility, would eventually be the subject of open pit, heap leaching copper oxide operations. Currently, Pacific Copper anticipates commencing an immediate exploration and definitional drilling campaign at both properties which will be pursued through the end of calendar year 2008.

ITEM 9.01	EXHIBITS

(d)	Exhibit No.	Document Description
	99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 11th day of July, 2008

Pacific Copper Corp

BY:	_”Andrew Brodkey” _____________
Andrew Brodkey
Title: Director

Exhibit No.
99.2

 July 8, 2008

AGREEMENT TO PURCHASE THE
EL CORRAL AND VENADO (CHILE) COPPER OXIDE PROPERTIES

Pacific Copper Corp. (OTCBB: PPFP) (CUSIP # 69412U 10 0 ) through its Chilean subsidiary, has executed a Letter of Intent (“LOI”) with a single vendor to acquire a 100% interest in the Venado oxide copper project located 45 km northeast of the city of Copiapo, Atacama Region III, Chile, and a 100% interest in the El Corral oxide-chalcocite copper property located 110 km southeast of Copiapo, Chile and in Atacama Region III.
The Venado property, which consists of nearly 3600 hectares, is road-accessible and is characterized by mineralized breccias and shear zones, containing various forms of oxide copper over considerable strike lengths, of up to 1500 meters at surface, throughout the property. Pending geochemical results from surface sampling, these oxides appear to contain ore grade material. The vendor will receive 2 million shares of the Company at closing in exchange for this property, along with a 2% Net Smelter Return (“NSR”) royalty capped at US$6 million, 1% of which can be repurchased prior to commercial production for the sum of US$2 million. Major companies active in this district include Teck-Cominco, BHP, Yamana, and Xstrata.
The El Corral property, which consists of nearly 4000 hectares, is road-accessible and is characterized by oxide copper and chalcocite mineralization in various volcanic and volcanoclastic sedimentary units encountered at the surface. Multiple mineralized zones are found throughout an area of 10km long by 4km wide. Selected surface samples at the property analyzed in 1999 yielded copper grades from .01% to in excess of 5% of which 96 channel and chip samples have average grade of 1.1% copper. The vendor will receive 2 million shares of the Company at closing in exchange for El Corral, and a 2% NSR royalty subject to the same repurchase terms as above. Major companies with a presence in the general area include Freeport, Teck Cominco and Xstrata.
The Company anticipates that both El Corral and Venado, subject to confirmation of resources, a mine plan and feasibility, would eventually be the subject of open pit, heap leaching copper oxide operations. Currently, Pacific Copper anticipates commencing an immediate exploration and definitional drilling campaign at both properties which will be pursued through the end of calendar year 2008.
You can find more detailed information with respect to the company's projects, corporate information and leadership team at the company's website: www.pacificcopper.com

Investor Relations info@pacificcopper.com                      Hal Johnston or Mike Parker  Toll free at 1-877-306-7979

Should you have any questions or comments, please do not hesitate to contact the Company or our Investor Relations people at the referenced numbers above.

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" to the effect that certain events or conditions "may" or "will" occur.  Any estimate of potential mineralized material is a forward looking statement.  Forward-looking statements are based on the opinions and estimates of management at the date the statements are made based upon information available to management, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements.  These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, the uncertainties related to third-party reports that have not been confirmed by management or the Company, and other factors.  The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change.  The reader is cautioned not to place undue reliance on forward-looking statements.